Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2005 Third Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Aug. 9, 2005--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU)(NYSE:SGH), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2005 third quarter, a non-heating season period, and the nine-month period ended June 30, 2005. On December 17, 2004, the Partnership sold its propane segment and in March 2004 divested its TG&E segment. Consequently, the historical results of both of these segments are accounted for as discontinued operations in the Partnership's financial statements.
    For the fiscal 2005 third quarter, Star reported a 13.1 percent increase in total revenues to $202.8 million, compared to total revenues of $179.3 million in the year-ago period, as higher selling prices more than offset a reduction in product sales volume. Average wholesale prices of home heating oil increased 51 percent to $1.43 per gallon for the fiscal third quarter, compared to $0.95 per gallon for the prior year period. Heating oil volume for the fiscal 2005 third quarter declined 14.5 percent year-over-year, from 76.9 million gallons to 65.8 million gallons.
    The heating oil volume decline was due to customer attrition, conservation efforts by customers as a result of heating oil price increases, lower sales to 'will call' customers, who more actively manage their consumption, and other factors. While temperatures were colder in the fiscal 2005 third quarter than the fiscal 2004 third quarter, the Partnership believes that these colder temperatures did not impact volume as much during this non-heating season period as one would expect during the heating season.
    Per gallon margins for the fiscal 2005 third quarter rose by 3.5 cents per gallon, versus the corresponding 2004 period. In addition, gross profit from service improved by $3.0 million, to a profit of $0.4 million in the current quarter, from a loss of $2.6 million for the three months ended June 30, 2004. On a per gallon basis, gross profit from service improved by 4.0 cents per gallon for this period.
    In the fiscal 2005 third quarter, the Partnership recorded an operating loss of $23.4 million, compared to an operating loss of $22.8 million in the fiscal 2004 third quarter. The slight increase was attributable to 14.5 percent lower heating oil volume, the absence of a unit appreciation right expense benefit recorded in the year-ago period of $2.3 million, an increase in Sarbanes-Oxley compliance expenses of $1.4 million, and an additional premium expense of $0.6 million for officers and directors insurance, partially offset by a $4.3 million reduction in delivery and branch expenses due to the variable nature of certain expenses, higher per gallon margins, a $3.0 million decline in service loss and lower depreciation and amortization expense.
    Star reported a net loss of $29.3 million for the fiscal 2005 third quarter, a $13.2 million decline versus the $42.5 million net loss reported in the corresponding 2004 period. The year-over-year change was the result of a $3.6 million reduction in the loss from continuing operations and a $9.7 million reduction in the loss from discontinued operations, relating to the divested Propane and TG & E segments. In the fiscal 2005 third quarter, the Partnership recorded a $2.4 million tax benefit resulting from the Partnership's further evaluation of the deductibility of certain current tax benefits attributed to losses resulting from the early extinguishment of debt that were incurred in the first quarter of fiscal 2005 in connection with the Partnership's refinancing of its credit facilities and the sale of its propane segment.
    For the fiscal 2005 third quarter, the Partnership reported an EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) loss of $14.7 million, compared to an EBITDA loss of $13.6 million in the prior year period. The increase in the EBITDA loss resulted from 14.5 percent lower volume, the absence of the appreciation rights benefit from the year-ago quarter of $2.3 million, Sarbanes-Oxley compliance costs of $1.4 million, and additional officers and directors insurance expenses of $0.6 million, partially offset by lower delivery and branch expenses of $4.3 million, higher per gallon margins and a reduction in net service loss of $3.0 million. EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    Commenting on the fiscal third quarter results, Star Gas Partners Chief Executive Officer Joseph P. Cavanaugh stated, "Several developments during the quarter were additional sources of encouragement as we prepare for the upcoming winter heating season. Our transition to a hybrid model for handling customer calls at both our call center and our local districts is underway and has been well received. We continue to plan for more such transfers in an orderly fashion to further enhance customer satisfaction. Star achieved a reduction in its loss from continuing operations and a 3.5 cent improvement in per gallon profit margins, despite the continued rise in wholesale home heating oil prices. Also noteworthy was the reduction in net customer attrition, which was 1.5 percent during the period, compared to the year-ago fiscal third quarter in which the heating oil segment lost 2.0 percent of its customers, and the success of our service and installation operations, which turned a $2.6 million loss in 2004 into a $0.4 million profit in 2005."
    For the nine-month period ended June 30, 2005, Star's revenues increased 13.5 percent to $1.1 billion, compared to $977.2 million in the corresponding prior year period, as increases in selling prices more than offset a decline in product sales due to lower volume. Average wholesale supply costs were $1.36 per gallon, versus $0.91 in the comparable year earlier period. During the first nine months of fiscal 2005, home heating oil volume declined 11.3 percent to 453.1 million gallons, compared to the prior year period. During the 2005 nine-month period, total degree days in Star's geographic operating areas were approximately 1.1 percent above the year earlier total, as reported by the National Oceanic Atmospheric Administration.
    For the nine months ended June 30, 2005, the Partnership reported an operating loss of $61.8 million, compared to operating income of $55.8 million for the nine months ended June 30, 2004. The decline was attributable to a $67.0 million non-cash goodwill impairment charge in the second quarter of fiscal 2005, lower sales volume, a combined $14.2 million in bridge facility, legal and bank amendment fees, $7.3 million as a result of lower per gallon margins of 1.6 cents, compensation expense related to a severance agreement with a former executive of $3.1 million, and Sarbanes-Oxley compliance expenses of $2.9 million, partially offset by a decrease in delivery and branch expenses of $0.8 million, lower depreciation and amortization expense and lower net service expense. Certain hedging and other issues totaling $7.8 million adversely impacted per gallon margins in the fiscal 2005 first quarter, and to a lesser extent the fiscal 2005 second quarter.
    Star's net income for the 2005 nine-month period was $21.0 million, versus $57.4 million for the comparable 2004 nine-month period, as the decline in operating income from continuing operations of $155.2 million, and the reduction in income from discontinued operations of $37.0 million, were partially offset by a $155.8 million gain on the sale of the propane and TG&E segments.
    EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) for the nine months ended June 30, 2005 declined by $161.0 million, to a loss of $77.0 million, compared to positive EBITDA of $84.1 million in the year-ago period. The decrease was due to the non-cash goodwill impairment charge of $67.0 million, a debt redemption loss of $42.1 million, lower sales volume (related to net customer attrition, conservation and other factors), bridge facility, legal and bank amendment fees, $7.3 million as a result of a 1.6 cent decline in per gallon margins, $3.1 million in compensation expense related to the severance agreement with a former Partnership executive, $2.9 million in Sarbanes-Oxley compliance related fees and higher operating expenses. EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    In December 2004, the Partnership completed the sale of its propane segment to a subsidiary of Inergy, L.P. for a purchase price of $481.3 million. The Partnership recognized a $155.0 million gain from the sale of the propane segment. $311.0 million of the net proceeds from the sale of the propane segment were used to repurchase the senior secured notes and first mortgage notes of the heating oil segment and propane segment, to pay prepayment premiums, expenses and accrued interest and to repay amounts outstanding under the propane segment's working capital facilities.
    In accordance with the terms of the indenture relating to the Partnership's 10 1/4% Senior Notes ("MLP Notes"), the Partnership is obligated, within 360 days of the sale, to apply the net proceeds (the "Net Proceeds") of the sale of the propane segment either to reduce indebtedness (and reduce any related commitment) of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the business of the Partnership or any of its subsidiaries as in effect on the issue date of the MLP Notes (the "Issue Date") or any business related, ancillary or complimentary to any of the businesses of the Partnership on the Issue Date (each a "Permitted Use" and collectively the "Permitted Uses"). To the extent any Net Proceeds that are not so applied exceed $10 million ("Excess Proceeds"), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with Excess Proceeds at a purchase price equal to 100 percent of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot predict at this time the size of any offer, if any, to purchase the MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase if an offer is made. At June 30, 2005, the amount of Net Proceeds in excess of $10.0 million not yet applied toward a Permitted Use totaled $93.2 million.
    The Partnership is in the process of evaluating its near-term and longer-term liquidity position and capital structure. The Partnership has engaged Jefferies & Company, Inc. and Alvarez & Marsal, LLC as financial advisors to assist the Partnership with this process.

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/205-9958 or 415/908-4721 (international callers). The webcast will be available at www.star-gas.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's
Web site at www.star-gas.com.

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership's financial performance, the price and supply of home heating oil, the consumption patterns of the Partnership's customers, the Partnership's ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the impact of the business process redesign project at the heating oil segment and the ability of the Partnership to address issues related to such project. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2004 including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   Sept. 30,  June 30,
(in thousands)                                        2004      2005
                                                   --------- ---------
ASSETS
Current assets
      Cash and cash equivalents                    $  4,692  $ 99,939
      Receivables, net of allowance
       of $5,622 and $6,423, respectively            84,005   126,042
      Inventories                                    34,213    37,654
      Prepaid expenses and other current
       assets                                        60,973    54,570
      Current assets of discontinued
       operations                                    50,288         -
                                                    --------  --------
              Total current assets                  234,171   318,205
                                                    --------  --------

Property and equipment, net                          63,701    51,867
Long-term portion of accounts receivables             5,458     5,331
Goodwill                                            233,522   166,522
Intangibles, net                                    103,925    87,659
Deferred charges and other assets, net               13,885    15,812
Long-term assets of discontinued operations         306,314         -
                                                    --------  --------
      Total Assets                                 $960,976  $645,396
                                                    ========  ========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
      Accounts payable                             $ 25,010  $ 21,617
      Working capital facility borrowings             8,000    31,637
      Current maturities of long-term debt           24,418    93,967
      Accrued expenses                               65,491    63,102
      Unearned service contract revenue              35,361    35,319
      Customer credit balances                       53,927    25,373
      Current liabilities of discontinued
       operations                                    50,676         -
                                                    --------  --------
              Total current liabilities             262,883   271,015
                                                    --------  --------

Long-term debt                                      503,668   174,389
Other long-term liabilities                          24,654    27,576

Partners' capital (deficit)
      Common unitholders                            167,367   186,105
      Subordinated unithold                          (6,768)   (4,366)
      General partner                                (3,702)   (3,513)
      Accumulated other comprehensive
       income (loss)                                 12,874    (5,810)
                                                    --------  --------
              Total Partners' capital               169,771   172,416
                                                    --------  --------
              Total Liabilities and
               Partners' Capital                   $960,976  $645,396
                                                    ========  ========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             Three Months Ended    Nine Months Ended
                                   June 30,             June 30,
                             -------------------  --------------------
(in thousands, except per       2004       2005     2004        2005
 unit data)                  ---------  --------  --------  ----------
Sales:
      Product                $135,011  $157,870  $836,611  $  965,858
      Installations and
       service                 44,331    44,898   140,569     142,921
                              --------  --------  --------  ----------
        Total sales           179,342   202,768   977,180   1,108,779
Cost and expenses:
      Cost of product          90,834   117,803   532,659     703,448
      Cost of installations
       and service             46,948    44,522   158,842     153,231
      Delivery and branch
       expenses                51,555    47,285   184,243     183,408
      Depreciation and
       amortization expenses    9,174     8,773    28,213      26,916
      General and
       administrative
       expenses                 3,637     7,833    17,382      36,593
      Goodwill impairment
       charge                       -         -         -      67,000
                              --------  --------  --------  ----------
           Operating income
            (loss)            (22,806)  (23,448)   55,841     (61,817)
Interest expense              (10,049)   (8,777)  (29,798)    (28,723)
Interest income                 1,063     1,531     2,675       2,966
Amortization of debt
 issuance costs                  (753)     (623)   (2,713)     (1,928)
Loss on redemption of debt          -         -         -     (42,082)
                              --------  --------  --------  ----------
      Income (loss) from
       continuing
       operations before
       income taxes           (32,545)  (31,317)   26,005    (131,584)
Income tax expense (benefit)        -    (2,400)    1,000      (1,400)
                              --------  --------  --------  ----------
      Income (loss) from
       continuing
       operations             (32,545)  (28,917)   25,005    (130,184)
Income (loss) from
 discontinued operations,
 net of income taxes           (9,739)        -    32,446      (4,552)
Gain (loss) on sales of
 discontinued operations,
 net of income taxes             (247)     (404)      (17)    155,760
                              --------  --------  --------  ----------
Net income (loss)            $(42,531) $(29,321) $ 57,434  $   21,024
                              ========  ========  ========  ==========
General Partner's interest
 in net income (loss)        $   (405) $   (265) $    528  $      189
                              --------  --------  --------  ----------
Limited Partners' interest
 in net income (loss)        $(42,126) $(29,056) $ 56,906  $   20,835
                              ========  ========  ========  ==========

Basic and diluted income
 (loss) per Limited Partner
 Unit:
      Continuing
       operations            $  (0.90) $  (0.80) $   0.71  $    (3.60)
      Discontinued
       operations               (0.27)        -      0.92       (0.13)
      Gain (loss) on
       sales of
       discontinued
       operations               (0.01)    (0.01)        -        4.31
                              --------  --------  --------  ----------
      Net income (loss)      $  (1.18) $  (0.81) $   1.62  $     0.58
                              ========  ========  ========  ==========

Weighted average number of
 Limited Partner units
 outstanding:
      Basic                    35,756    35,857    35,021      35,799
                              ========  ========  ========  ==========
      Diluted                  35,756    35,857    35,021      35,799
                              ========  ========  ========  ==========


                       SUPPLEMENTAL INFORMATION
                       ------------------------

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by (used in) operating activities.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                       RECONCILIATION OF EBITDA

                                                    Nine Months Ended
                                                        June 30,
                                                   -------------------
(in thousands)                                        2004      2005
                                                   -------------------
Income (loss) from continuing operations           $ 25,005 $(130,184)
Plus:
      Income tax expense (benefit)                    1,000    (1,400)
      Amortization of debt issuance costs             2,713     1,928
      Interest expense, net                          27,123    25,757
      Depreciation and amortization expense          28,213    26,916
                                                    -------- ---------

         EBITDA                                    $ 84,054 $ (76,983)
Add/(subtract)
      Income tax (expense) benefit                   (1,000)    1,400
      Interest expense, net                         (27,123)  (25,757)
      Unit compensation expense                         121        18
      Provision for losses on accounts
       receivable                                     5,867     6,231
      Loss on redemption of debt                         --    42,082
      Gain on sales of fixed assets, net               (196)      (20)
      Goodwill impairment charge                         --    67,000
      Change in operating assets and liabilities    (63,141)  (94,498)
                                                    -------- ---------

       (a) Net cash used in operating activities   $ (1,418)$ (80,527)
                                                    ======== =========

(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.


                                                   Nine Months Ended
                                                       June 30,
                                                 ---------------------
                                                      2004      2005
                                                 ---------- ----------
Home heating oil gallons sold (millions)             510.6      453.1


                       SUPPLEMENTAL INFORMATION
                       ------------------------
               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                       RECONCILIATION OF EBITDA

                                                  Three Months Ended
                                                       June 30,
                                                 ---------------------
                                                      2004      2005
                                                 ---------------------
(in thousands)
Loss from continuing operations                  $  (32,545)$ (28,917)
Plus:
      Income tax benefit                                 --    (2,400)
      Amortization of debt issuance costs               753       623
      Interest expense, net                           8,986     7,246
      Depreciation and amortization expense           9,174     8,773
                                                  ---------- ---------

         EBITDA                                  $  (13,632)$ (14,675)
Add/(subtract)
      Income tax benefit                                 --     2,400
      Interest expense, net                          (8,986)   (7,246)
      Unit compensation expense                          37        --
      Provision for losses on accounts receivable     2,650     1,824
      Loss on sales of fixed assets, net                (66)      (78)
      Goodwill impairment loss                           --        --
      Change in operating assets and liabilities     89,755   115,061
                                                  ---------- ---------

         Net cash used in operating activities   $   69,758 $  97,286
                                                  ========== =========

                                                  Three Months Ended
                                                        June 30,
                                                ----------------------
                                                       2004      2005
                                                ------------ ---------
Home heating oil gallons sold (millions)               76.9      65.8


    CONTACT: Star Gas Partners
             Investor Relations, 203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman, 212-835-8500
             SGU@jcir.com